PRIVATE RESALE AGREEMENT AND REPRESENTATION LETTER

THIS PRIVATE RESALE AGREEMENT AND REPRESENTATION LETTER (this “Agreement”) is entered into as of September 23, 2011 by and between Phosphagenics Ltd., an Australian corporation (“Seller”), ______________ (“Purchaser”), and ProPhase Labs, Inc., a Nevada corporation (the “Issuer”).

WITNESSETH:

WHEREAS, Seller is the beneficial owner of 750,000 shares (the “Shares”) of common stock, par value $0.0005 per share (the “Common Stock”), of the Issuer, the Shares having been purchased by the Seller from the Issuer in a private transaction in March 2010 pursuant to that certain Share Transfer Restriction Agreement, dated March 22, 2010 (the “Share Transfer Restriction Agreement”); and

WHEREAS, Seller desires to sell, and Purchaser desires to purchase [____] shares of Common Stock (the “Purchased Shares”) in accordance with the terms and conditions hereof (such transaction, the “Transaction”).

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained and the parties hereto agree as follows:

1.           Representations of Seller.

(a)           Seller acknowledges and confirms that the Purchased Shares were acquired directly from the Issuer in a private placement transaction, and acknowledges that the Shares have not been registered under the Securities Act of 1933, as amended (the “Act”).

(b)           Seller acknowledges that the Purchased Shares were acquired for investment purposes only and not with a view to the distribution, resale, subdivision or fractionalization thereof.  Seller represents that the transaction contemplated hereby is being made based upon the Purchaser’s representations herein.

(c)           Seller represents and warrants that the execution, delivery and performance of this Agreement by Seller and the consummation by it of the transactions contemplated hereby have been duly and effectively authorized by all requisite action, and when fully executed and delivered, this agreement will constitute a legal, valid and binding obligation of Seller, enforceable in accordance with its terms.

(d)           Seller represents and warrants that the Purchased Shares to be sold by Seller pursuant to this Agreement are owned by the Seller and shall be sold to the Purchaser free and clear of any and all liens, charges, security interests, options, encumbrances and claims of any kind or nature (other than securities law restrictions and restrictions referenced in Section 1(e)) and the sale of such Purchased Shares to Purchaser will transfer title to such Purchased Shares, free and clear of all such claims, charges and encumbrances.

(e)           Seller represents and warrants that the transaction contemplated by this Agreement will not violate the terms of, and is not in contravention of, any agreement that the Seller is a party to (whether with the Issuer, any other stockholder of the Issuer, or otherwise) governing the sale, transfer, gift or other disposition of the Purchased Shares; and that any rights of first refusal, redemption, co-sale or similar rights regarding the Purchased Shares held by any of such persons have been duly waived, satisfied or applicable consents obtained.

2.           Representations of Purchaser.  The Purchaser represents that it is acquiring the Purchased Shares for investment purposes only and not with the view to the distribution, resale, subdivision or fractionalization thereof, and that the transaction contemplated hereby is exempt from the registration provisions of the Act.  The Purchaser represents that it is acquiring the Purchased Shares for its own account and not for the account, benefit or interest, directly or indirectly, of any other person.  The Purchaser represents that he or it is an “accredited investor” as such term is defined in Rule 501(a) under the Act and is not an associated person of an NASD member firm.  The Purchaser represents that no portion of the Consideration (as defined below), has been provided by the Seller for this transaction and that no repurchase rights, options, calls, puts or similar rights have been granted to the Seller regarding the Purchased Shares.  The Purchaser acknowledges that the Purchased Shares are “restricted securities” as that term is defined in Rule 144 adopted under the Act; that the Purchaser’s right to resell the Purchased Shares is subject to Rule 144 under the Act; and that, if and when available, if at all, Rule 144 may impose volume limitations, and certain other conditions on resales made pursuant thereto.  Purchaser represents and warrants that the execution, delivery and performance of this Agreement by Purchaser and the consummation by it of the transactions contemplated hereby have been duly and effectively authorized by all requisite action and constitutes a legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms.  The Purchaser represents that it (i) has purchased restricted securities in the past and understands and acknowledges the lack of liquidity involved in the ownership of restricted securities; (ii) has such knowledge and experience in business matters and is was capable of evaluating the merits and risks of investing in the Purchased Shares; and (iii) is able to bear the financial risks of investing in the Purchased Shares for an indefinite period of time.  In entering into this Agreement the Purchaser is not relying on any representations of the Seller or the Issuer other than those specifically set forth herein.

3.           Purchaser Acknowledgements and Agreements. Purchaser acknowledges and agrees as follows:

(a)           Purchaser has carefully reviewed the Annual Report of the Issuer on Form 10-K for the fiscal year ended December 31, 2010 and all subsequent public filings of the Issuer with the U.S. Securities and Exchange Commission, other publicly available information regarding the Issuer, and such other information that it and its advisers deem necessary to make its decision to enter into the Transaction;

(b)           Purchaser has made its own decision to consummate the Transaction based on its own independent review and consultations with such investment, legal, tax, accounting and other advisers as it deemed necessary, prudent or advisable. Purchaser has made its own decision concerning the Transaction without reliance on any representation or warranty of, or advice from, the Seller or the Issuer.  Neither the Seller or the Issuer nor anyone affiliated with the Seller or the Issuer has made any representations or warranties, express or implied, regarding the Issuer, the Purchased Shares or any aspect of the Transaction, except as specifically, and not by implication, set forth in this Agreement.  Neither the Seller or the Issuer nor anyone affiliated with the Seller or the Issuer has made any representations or warranties, express or implied, regarding the Issuer, the Purchased Shares  or any aspect of the Transaction, except as specifically, and not by implication, set forth in this Agreement;

(c) Purchaser acknowledges and understands that Seller and its officers and affiliates may possess material non-public information not known to Purchaser that may impact the value of the Purchased Shares (the “Seller Information”), that Seller has not disclosed to Purchaser, including without limitation, (i) information received by principals and employees of the Seller, and (ii) information received on a privileged basis from the attorneys and financial advisers representing the Seller.  Purchaser understands, based on its experience, the disadvantage to which Purchaser is subject due to the disparity of information between the Purchaser and the Seller. Notwithstanding this, Purchaser has deemed it appropriate to engage in the Transaction; and

(d) Purchaser agrees that Seller and its affiliates, principals, stockholders, partners, employees and agents shall have no liability to Purchaser or its principals, partners, employees or agents, whatsoever due to or in connection with Seller’s use or non-disclosure of the Seller Information or otherwise as a result of the Transaction contemplated hereby, and Purchaser hereby irrevocably waives any claim that it might have based on the failure of the Seller to disclose the Seller Information.

4.           Transfer Restrictions.  Without the prior written consent of the Issuer, prior to the one year anniversary of this Agreement, Purchaser shall not, directly or indirectly, sell, give, pledge, hypothecate, assign or otherwise transfer (collectively “transfer”) the Purchased Shares, in whole or in part. Further, Purchaser agrees to be bound by the transfer restrictions imposed upon the Purchased Shares under the Act and agrees not to transfer the Purchased Shares unless and until (i) a Registration Statement under the Act shall have become effective with respect thereto, or (ii) the Issuer shall have received an opinion of counsel satisfactory to the Issuer to the effect that registration under the Act is not required in connection with such proposed transfer nor is such proposed transfer in violation of any applicable state securities law.  Any purported transfer in contravention of this Section 4 will be null and void ab initio.

5.           Restrictive Legends; Stop Transfers.  Purchaser consents to the placement of a legend on the certificate representing the Purchased Shares reflecting the fact that they have been acquired for investment purposes only and are restricted securities under Rule 144 and consents to the placing of stop transfer orders in the appropriate records of the Issuer or those of its transfer agent with respect to the Purchased Shares.

6.           Closing and Payment. Following execution of this Agreement by all parties thereto, receipt by the Company’s transfer agent of the share certificate representing such Purchased Shares (accompanied by a duly executed stock power in the form provided by the Company’s transfer agent) and upon receipt by the Seller of immediately available funds to an account designated by Seller in the amount of $ [______] representing the purchase price of the Purchased Shares (the “Consideration”), the Issuer shall promptly instruct its transfer agent to deliver to Purchaser a stock certificate representing the Purchased Shares.  Such Consideration shall be deposited by Purchaser and held in escrow by the Issuer’s law firm, Reed Smith LLP, pending transfer to Seller in accordance with this Section 6.

7.           Issuer Consent.  The Issuer hereby grants its consent to the transfer of the Purchased Shares under the terms of this Agreement pursuant to the Share Transfer Restriction Agreement.

8.           Entire Agreement; Miscellaneous.  This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof.  No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth. This Agreement may be executed in multiple counterparts, and any party may execute any such counterpart, each of which when executed and delivered will thereby be deemed to be an original and all of which taken together will constitute one and the same instrument. This Agreement may be amended only by a written agreement signed by each party. This Agreement shall be binding upon and shall inure solely to the benefit of the parties hereto and their respective successors and permitted assigns.  Nothing in this Agreement, express or implied, is intended to and shall not under any circumstances create any enforceable right or benefit in any other person whatsoever, nor shall any other person whatsoever be entitled to have any claim, cause of action or right based upon or arising out of the existence of this Agreement or the consummation of the transactions contemplated hereby. If any provision of this Agreement shall be determined by a court of competent jurisdiction to be invalid or unenforceable, such determination shall not affect the remaining provisions of this Agreement, all of which shall remain in full force and effect. References in this Agreement to “he” or “it” shall be deemed to refer to the pronoun of the appropriate gender, be it masculine, feminine or neuter.

9.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the choice of law or conflicts of law provisions thereof that would require application of the laws of a jurisdiction other than the State of New York. The parties hereby expressly waive any right to a trial by jury in any action or proceeding to enforce or defend any right, power, or remedy under or in connection with this Agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK, SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

PHOSPHAGENICS LTD. By:___________________________ Name: Title: PROPHASE LABS, INC.* By:___________________________ Name: Title: *As to Sections 6, 7, 8 and 9

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK, SECOND SIGNATURE PAGE FOLLOWS]

Second signature page of Agreement.

PURCHASER ____________________________________

EXHIBIT A

The Seller entered into seven Private Resale Agreements with the following individuals, in the following quantities, for the following aggregate amounts:

Purchaser	Number of Shares	Aggregate Purchase Price

Hoffman, Alan	30,000	$19,500

Jelco, Inc.	100,000	$65,500

John DeShazo Revocable Trust	100,000	$65,000

Korin, Ted	20,000	$13,000

Leonard, Jillian E.; by Jennifer L. Leonard as custodian	50,000	$32,500

Leonard, Justin J.; by Jennifer L. Leonard as custodian	50,000	$32,500

Ligums, John E.	400,000	$260,000

TOTAL	750,000	$487,500